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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                     Franchise Mortgage Acceptance Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

                         Common Stock, $.001 par value
     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

                                  28,715,625
     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                                      N/A
     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

                                      N/A
     -------------------------------------------------------------------------


     (5) Total fee paid:

                                      N/A
     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                [LOGO OF FRANCHISE MORTGAGE ACCEPTANCE COMPANY]


                     FRANCHISE MORTGAGE ACCEPTANCE COMPANY
                      1888 CENTURY PARK EAST, THIRD FLOOR
                         LOS ANGELES, CALIFORNIA 90067

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 16, 1998

  The Annual Meeting of Stockholders of Franchise Mortgage Acceptance Company (the "Company") will be held at the Century Plaza Hotel, 2025 Avenue of the Stars, Los Angeles, California 90067, on Tuesday, June 16, 1998 at 10:00 a.m., Pacific Time, for the following purposes:

    1. To elect a Board of eight directors to hold office until the 1999 Annual Meeting;

    2. To ratify the appointment of KPMG Peat Marwick LLP as independent accountants of the Company for the year ending December 31, 1998; and

    3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on May 15, 1998 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting or at any adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be available at the meeting and for a period of ten days prior to the meeting at the Company's address above.

  If you will not be able to attend the Annual Meeting to vote in person, please complete, sign and date the accompanying proxy and return it promptly in the enclosed envelope. The giving of the proxy will not affect your right to revoke the proxy or to vote in person if you attend the Annual Meeting.

                                          By Order of the Board of Directors


                                          /s/ Raedelle Walker
                                          Raedelle Walker
                                          Secretary

Dated: May 25, 1998

                [LOGO OF FRANCHISE MORTGAGE ACCEPTANCE COMPANY]

                     FRANCHISE MORTGAGE ACCEPTANCE COMPANY
                      1888 CENTURY PARK EAST, THIRD FLOOR
                         LOS ANGELES, CALIFORNIA 90067

                               ----------------

                                PROXY STATEMENT

                               ----------------

                      FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 16, 1998

  The accompanying proxy is solicited by the Board of Directors of Franchise Mortgage Acceptance Company (the "Company") for use at the Annual Meeting of stockholders to be held on Tuesday, June 16, 1998 or at any adjournment thereof. The proxy will be voted as directed if properly signed, received by the Secretary of the Company prior to the close of voting at the Annual Meeting and not revoked. If no direction is given in the proxy, it will be voted for the election of the directors nominated by the Board of Directors and the ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent accountants for the year ending December 31, 1998. Any proxy given may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing of such revocation, by giving another proxy bearing a later date, or by attending and voting in person at the Annual Meeting.

  Holders of record of the Company's Common Stock, $.001 par value, at the close of business on May 15, 1998 are entitled to vote at the Annual Meeting. On that date, 28,715,625 shares of Common Stock were outstanding. The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes entitled to be cast by all stockholders will constitute a quorum for the transaction of business at the Annual Meeting. Stockholders are entitled to cast one vote per share on each matter presented for consideration and action at the Annual Meeting.

  Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting who will determine whether or not a quorum is present. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, then those shares will not be considered as present and entitled to vote with respect to that matter.

  With regard to the election of Directors, votes may be cast in favor or withheld. The eight nominees for director receiving a plurality of the votes cast at the Annual Meeting in person or by proxy shall be elected. Ratification of the appointment of the Company's independent accountants will require the affirmative vote of at least a majority of the votes cast on the matter in person or by proxy at the Annual Meeting. Approval of all other proposals to be brought before the Annual Meeting will require the affirmative vote of at least a majority in voting interest of the stockholders present in person or by proxy at the Annual Meeting and entitled to vote thereon.

  This Proxy Statement, together with the accompanying proxy, is first being mailed to stockholders on or about May 25, 1998.

                             ELECTION OF DIRECTORS

  The Board of Directors of the Company consists of eight members. Directors are elected annually to serve until the next annual meeting and until their successors are elected and qualified. The Board of Directors proposes election of the persons listed below, all of whom are currently directors. In the event that any of the nominees is unable or unwilling to serve as director for any reason, the proxy will be voted for the election of any substitute nominee designated by the Board of Directors.

    NAME, AGE AND YEAR                 PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE
  FIRST BECAME A DIRECTOR                       AND OTHER DIRECTORSHIPS
 -------------------------             ------------------------------------------
 H. Wayne Snavely* (57)...  Mr. Snavely has been Chairman of the Board of the Company since
  1997                      its inception. He was a Manager of Franchise Mortgage
                            Acceptance Company LLC, ("Franchise Mortgage LLC") from its inception in June 1995 until November 1997, at which time the
                            Company was formed to succeed to the business of Franchise
                            Mortgage LLC. Mr. Snavely has been Chairman of the Board and
                            Chief Executive Officer of Imperial Credit Industries, Inc.
                            ("ICII") since December 1991 and President of ICII since
                            February 1996. From 1986 to February 1992, Mr. Snavely served as Executive Vice President of Imperial Bancorp and Imperial
                            Bank with direct management responsibility for the following bank subsidiaries and divisions: Imperial Bank Mortgage,
                            Southern Pacific Bank, Imperial Trust Company, Wm. Mason &
                            Company, Imperial Ventures, Inc. and The Lewis Horwitz
                            Organization. From 1983 through 1986, Mr. Snavely was employed as Chief Financial Officer of Imperial Bancorp and Imperial
                            Bank. Mr. Snavely served as a Director of Imperial Bank from
                            1975 to 1983 and currently serves as a Director. Mr. Snavely is also Chairman of the Board of Southern Pacific Funding
                            Corporation and a Director of Imperial Credit Mortgage
                            Holdings, Inc. and Imperial Financial Group, Inc., a subsidiary of Imperial Bank.

 Wayne L. "Buz" Knyal
  (51)....................  Mr. Knyal has been the President, Chief Executive Officer and a
  1997                      Director of the Company since its inception and was the
                            President, Chief Executive Officer and a Manager of Franchise
                            Mortgage LLC from its inception in June 1995 until November
                            1997. Prior to founding the Company's predecessor in 1991, Mr.
                            Knyal founded and owned CBI Insurance Services, Inc. and
                            concurrently served as President of CBI Mortgage Company, a residential mortgage banker. From 1968 to 1980, Mr. Knyal was an Executive Vice President of Krupp/Taylor Advertising and
                            served clients in the fast food industry. Mr. Knyal is also a
                            Director of New Riders, Inc., a restaurant company.

 Ronald V. Davis** (51)...  Mr. Davis has been a Director of the Company since its
  1997                      inception and was a Manager of Franchise Mortgage LLC from its inception in June 1995 until November 1997. Mr. Davis is the
                            Chairman of the Board of Davis Capital LLC, a private equity investment company. From 1980 to 1994, Mr. Davis was the
                            President and Chief Executive Officer of the Perrier Group of
                            America, Inc. Mr. Davis twice held the presidency of the
                            International Bottled Water Association, serving 1,000 members worldwide and in 1994, the industry inducted him into the
                            Beverage World Bottled Water Hall of Fame. Mr. Davis is also a
                            Director of Celestial Seasonings and Staff Leasing, Inc.

   NAME, AGE AND YEAR                PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE
 FIRST BECAME A DIRECTOR                      AND OTHER DIRECTORSHIPS
-------------------------            ------------------------------------------
G. Louis Graziadio,
 III*(48)................ Mr. Graziadio has been a Director of the Company since its
 1997                     inception and was a Manager of Franchise Mortgage LLC from its inception in June 1995 until November 1997. Mr. Graziadio has been the Chairman of the Board and Chief Executive Officer of
                          Ginarra Holdings, Inc. (as well as its predecessor and
                          affiliated companies) since 1979. Ginarra Holdings, Inc. is a privately held California corporation engaged in a wide range of investment activities. Mr. Graziadio has been actively
                          involved, since 1972, in real estate development, construction and home building. Mr. Graziadio is Co-Chairman and Chief
                          Executive Officer of Imperial Financial Group, Inc. and is also a Director of the following companies: ICII, Imperial Bancorp,
                          Imperial Trust Company, an indirect subsidiary of Imperial
                          Bancorp, Lynx Golf, Inc., a golf club manufacturer, and Vista
                          2000, Inc.

Perry A. Lerner** (55)... Mr. Lerner has been a Director of the Company since its
 1997                     inception and was a Manager of Franchise Mortgage LLC from its inception in June 1995 until November 1997. He has been a
                          principal in the investment firm of Crown Capital Group, Inc.
                          since 1996. Mr. Lerner was with the law firm of O'Melveny &
                          Myers from 1982 through 1996, having been a partner with the firm from 1984 through 1996. Mr. Lerner was an Attorney-Advisor of the International Tax Counsel of the United States Treasury
                          Department from 1973 to 1976. Mr. Lerner is also a Director of
                          ICII, Imperial Financial Group, Inc. and Vista 2000, Inc.

Richard J. Loughlin*
 (66).................... Mr. Loughlin has been a Director of the Company since its
 1997                     inception. Mr. Loughlin co-founded Century 21 Real Estate of
                          Northern California, Inc. in 1973 and served as President and
                          Regional Director until 1981, when he was appointed President and Chief Executive Officer of Century 21 Real Estate
                          Corporation. He held that position until November 1995 when he retired and was appointed President Emeritus to serve as a consultant and spokesperson. Mr. Loughlin is a Director of
                          Inspectech Corporation. Mr. Loughlin's prior affiliations
                          include Chairman of Western Relocation Management, Inc.,
                          Chairman of the Real Estate National Networks, Director of the
                          National Easter Seal Society, Director of the Housing
                          Roundtable, Director of the National Association of Realtors
                          and member of the Policy Advisory Board of the Center for Real
                          Estate and Urban Economics for the University of California at
                          Berkeley. Mr. Loughlin is a founding partner of the National
                          Football League's Carolina Panthers.

   NAME, AGE AND YEAR                PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE
 FIRST BECAME A DIRECTOR                      AND OTHER DIRECTORSHIPS
-------------------------            ------------------------------------------
John E. Martin* (52)..... Mr. Martin has been a Director of the Company since its
 1997                     inception. Mr. Martin has been the Chairman and Chief Executive
                          Officer of New Riders, Inc., since June 1997. Mr. Martin was the Chairman and Chief Executive Officer of PepsiCo Casual
                          Dining from October 1996 to June 1997. From August 1983 through
                          October 1996 he was the Chairman and Chief Executive Officer of
                          Taco Bell Corp. In 1996, Mr. Martin was named the third most successful restaurant executive in the Spenser Stuart/Cornell
                          Study. He received the first Innovator Award from the Multi-
                          Unit Foodservice Operators association in 1994; the Silver
                          Plate Award from the International Foodservice Manufacturers
                          Association in 1993 for his innovative leadership in the quick-
                          service industry; the National Association of Corporate Real
                          Estate Executives named him as the 1992 CEO of the Year; and
                          Restaurants and Institutions Magazine named him Executive of the Year in 1991. Mr. Martin is a member of the Educational
                          Foundation of the National Restaurant Association's board of trustees, and is a founding member of the Chief Executive Round
                          Table at the University of California, Irvine. Mr. Martin is
                          also a Director of The Good Guys, Inc. and Williams-Sonoma,
                          Inc.

Michael L. Matkins**
 (53).................... Mr. Matkins has been a Director of the Company since its
 1997                     inception and was a Manager of Franchise Mortgage LLC from its inception in June 1995 until November 1997. Mr. Matkins is a founding partner with the law firm of Allen, Matkins, Leck,
                          Gamble & Mallory LLP. Mr. Matkins has advised institutional investors, lenders, property owners and developers in all
                          aspects of purchase, sale, financing, leasing and construction of real estate properties ranging from office and retail to recreational and mixed-use projects for more than 20 years. He has also represented institutional investors in the
                          restructuring of investments in real property as well as
                          institutional developers in acquiring, entitling and developing master-planned communities. Mr. Matkins is a member of the
                          Urban Land Institute and Chair of the Los Angeles District
                          Urban Development Council.

--------
 * Member of Compensation Committee
** Member of Audit Committee

INFORMATION REGARDING BOARD OF DIRECTORS

  The business and affairs of the Company are managed under the direction of its Board of Directors. Directors are elected annually to serve until the next Annual Meeting of stockholders and until their successors are elected and qualified. Directors will not be able to stand for reelection unless they have attended at least 75% of Board meetings and committee meetings, as applicable. No family relationships exist between any of the executive officers or directors of the Company.

  During 1997, the Company's Board of Directors had Audit and Compensation Committees but not a Nominating Committee. The Audit Committee is responsible for making recommendations concerning the engagement of independent certified public accountants, approving professional services provided by the independent certified public accountants and reviewing the adequacy of the Company's internal accounting controls. The Audit Committee is currently comprised of Messrs. Lerner, Matkins and Davis. The Compensation Committee is responsible for recommending to the Board of Directors all officer salaries, management incentive programs and bonus payments. The Compensation Committee is currently comprised of Messrs. Snavely, Graziadio, Martin and Loughlin.

  During 1997 (since the Company's inception in November, 1997), the Board of Directors held 2 meetings and the Audit and Compensation Committees held no meetings. Each Director attended each of the meetings of the Board of Directors during 1997.

  Directors who are not employees of the Company receive a fee of $12,000 per year, payable quarterly, and $1,000 for each board meeting attended. Non-employee directors who are members of the Compensation and Audit Committees receive a fee of $1,000 for each committee meeting attended. Directors are reimbursed reasonable expenses incurred in attending Board and committee meetings per meeting attended. Concurrently upon the initial public offering of the Company's Common Stock in November 1997, the Company granted each non-employee director options to purchase 30,000 shares of Common Stock under the Company's 1997 Stock Option, Deferred Stock and Restricted Stock Plan (the "Stock Option Plan") at an exercise price of $18.00 per share. Such options vest 100% upon the first anniversary of the date of grant.

                  EXECUTIVE COMPENSATION AND RELATED MATTERS

ANNUAL AND LONG-TERM COMPENSATION

  The following table sets forth information concerning the annual and long-term compensation earned by the Company's Chief Executive Officer and the other four most highly compensated executive officers of the Company (the "Named Executive Officers") for services rendered by them in all capacities in which they served the Company during 1995, 1996 and 1997:

                          SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                         ANNUAL COMPENSATION         COMPENSATION
                                  ---------------------------------- ------------
                                                          OTHER       SECURITIES
                                                         ANNUAL       UNDERLYING
NAME AND PRINCIPAL POSITION  YEAR SALARY($) BONUS($) COMPENSATION($)  OPTIONS(#)
---------------------------  ---- --------- -------- ---------------  ----------
Wayne L. "Buz" Knyal(1)....  1997 $100,000  $665,292     $13,940(2)        --
 President, Chief Executive  1996  100,000   150,000      47,709(3)        --
  Officer
 and Director                1995      --        --          --            --

John W. Rinaldi............  1997  150,000   151,000      13,940(2)     75,000
 Executive Vice President,
  Loan Portfolio             1996  125,000   125,000      11,709(4)     25,000(5)
 Management and President,
  Equipment                  1995      --        --          --            --
 Finance Group

Thomas Kaplan(6)...........  1997   51,202   375,000         --        150,000
 Executive Vice President,   1996      --        --          --            --
 Capital Markets             1995      --        --          --            --

Raedelle A. Walker(7)......  1997  122,436   161,000       7,940(8)     55,000
 Executive Vice President    1996      --        --          --            --
 and Chief Financial
  Officer                    1995      --        --          --            --

Thomas J. Shaughnessy(9)...  1997  135,000    76,000         --         90,000
 Executive Vice President    1996  100,000   110,000         --         25,000(5)
 and Chief Credit Officer    1995      --        --          --            --

--------
(1) Does not include distributions received by FLRT, Inc. as a member of Franchise Mortgage Acceptance Company LLC. Beginning November 1997, the annual base salary to be paid to Mr. Knyal pursuant to an employment agreement with the Company is $400,000. The annual bonus to be paid to Mr. Knyal will be no less than $82,000 and no greater than $682,000.
(2) Represents a car allowance of $6,000 and a $7,940 contribution by the Company under its 401(k) Plan.
(3) Represents a car allowance of $6,000, reimbursement of living expenses of $36,000 and a $5,709 contribution by the Company under its 401(k) Plan.
(4) Represents a car allowance of $6,000 and a $5,709 contribution by the Company under its 401(k) Plan.
(5) Represents incentive stock options granted by Imperial Credit Industries, Inc. ("ICII") to purchase shares of ICII common stock. The exercise price of such options was the fair market value of ICII common stock at the time of grant and such options vest 20% per year on each anniversary date of the date of grant. The number of shares subject to the options has been adjusted to reflect a 2 for 1 split on October 26, 1996.
(6) Thomas Kaplan joined the Company in October 1997 and serves as Executive Vice President, Capital Markets at an annual salary of $225,000.
(7) Raedelle A. Walker joined the Company in February 1997 and serves as Executive Vice President and Chief Financial Officer at an annual salary of $160,000.
(8) Represents a $7,940 contribution by the Company under its 401(k) Plan.
(9) Effective April 8, 1997, Mr. Shaughnessy resigned as an officer of the Company.

OPTIONS GRANTED IN 1997

  The following table sets forth information with respect to grants of options to purchase shares of the Company's Common Stock to the Named Executive Officers during 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS
                         -----------------------------------------------------
                                                                                 POTENTIAL REALIZED
                                            PERCENT                               VALUE AT ASSUMED
                           NUMBER OF        OF TOTAL                            ANNUAL RATES OF STOCK
                           SECURITIES       OPTIONS                            PRICE APPRECIATION FOR
                           UNDERLYING      GRANTED TO   EXERCISE OF                OPTION TERM(4)
                             OPTIONS      EMPLOYEES IN   BASE PRICE EXPIRATION -----------------------
          NAME            GRANTED(#)(1)  FISCAL YEAR(2)    ($/SH)     DATE(3)    5%($)       10%($)
          ----           -------------- --------------- ----------- ---------- ---------- ------------
Wayne L. "Buz" Knyal....        --            N/A           N/A        N/A          N/A         N/A
John W. Rinaldi.........     50,000          3.98%        $18.00     11/18/03    $306,086   $  694,405
John W. Rinaldi.........     25,000          1.99          16.32     12/23/03     138,759      314,797
Thomas Kaplan...........     50,000          3.98          18.00     11/18/03     306,086      694,405
Thomas Kaplan...........    100,000          7.96          16.32     12/23/03     555,036    1,259,188
Raedelle Walker.........     50,000          3.98          18.00     11/18/03     306,086      694,405
Raedelle Walker.........      5,000          0.40          16.32     12/23/03      27,752       62,959
Thomas J.
 Shaughnessy(5).........     80,000          6.37          18.00     11/18/03     489,738    1,111,048
Thomas J.
 Shaughnessy(5).........     10,000          0.80          16.32     12/23/03      55,504      125,919

--------
(1) Each of these options vest 20% per year on each anniversary date of the date of grant. Options exercisable at $18.00 per share were granted on November 18, 1997 and options exerciseable at $16.32 per share were granted on December 24, 1997.
(2) Based upon 1,256,300 options granted in 1997 under the Stock Option Plan.
(3) Such stock options expire 6 years from the date of grant or earlier upon termination of employment.
(4) The dollar amounts set forth are the result of calculations of the 5% and 10% rates set forth in the Securities and Exchange Commission's rules regarding the disclosure of executive compensation, and therefore are not intended to forecast possible future appreciation of the Company's Common Stock.
(5) Effective April 8, 1998, Mr. Shaughnessy resigned as an officer of the Company and his options terminated.

1997 YEAR-END OPTION VALUES

  The following table sets forth the number and dollar value of unexercised options held by the Named Executive Officers at December 31, 1997.

                         FISCAL YEAR-END OPTION VALUES

                               NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                          UNDERLYING UNEXERCISED OPTIONS     IN-THE-MONEY
                                  AT FY-END (#)          OPTIONS AT FY-END ($)
                          ------------------------------ ---------------------
                                   EXERCISABLE/              EXERCISABLE/
        NAME                      UNEXERCISABLE              UNEXERCISABLE
        ----              ------------------------------ ---------------------
Wayne L. "Buz" Knyal.....              0/0                        N/A
John W. Rinaldi..........        5,000(1)/95,000(2)        49,688(1)/268,875(2)
Thomas Kaplan............           0/150,000                 0/224,250
Raedelle Walker..........           0/ 55,000                  0/29,025
Thomas J.
 Shaughnessy(3)..........        5,000(1)/110,000(2)       49,688(1)/249,300(2)

--------
(1) Exercisable options represent incentive stock options granted by Imperial Credit Industries, Inc. ("ICII") to purchase shares of ICII common stock.
(2) Unexercisable options include incentive stock options granted by ICII to purchase 20,000 shares of ICII common stock with a dollar value at December 31, 1997 of $198,750.
(3) Effective April 8, 1998, Mr. Shaughnessy resigned as an officer of the Company and his options terminated.

1997 STOCK OPTION PLAN

  The Company's Board of Directors has adopted and its stockholders have approved the 1997 Stock Option, Deferred Stock and Restricted Stock Plan (the "Stock Option Plan"), which provides for the grant of qualified incentive stock options ("ISOs") that meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), stock options not so qualified ("NQSOs"), deferred stock, restricted stock, stock appreciation rights and limited stock appreciation rights awards ("Awards"). The Stock Option Plan is administered by a committee of directors appointed by the Board of Directors (the "Committee"). ISOs may be granted to the officers and key employees of the Company or any of its subsidiaries. The exercise price for any option granted under the Stock Option Plan may not be less than 100% (or 110% in the case of ISOs granted to an employee who is deemed to own in excess of 10% of the outstanding Common Stock) of the fair market value of the shares of Common Stock at the time the option is granted. The purpose of the Stock Option Plan is to provide a means of performance-based compensation in order to attract and retain qualified personnel and to provide an incentive to those whose job performance affects the Company. The effective date of the Stock Option Plan was November 18, 1997, the effective date of the Company's initial public offering.

  The Stock Option Plan authorizes the grant of options to purchase, and awards of, an aggregate of up to 10% of the shares of the Company's Common Stock outstanding after the Company's initial public offering, but not less than 2,700,000 shares. The number of shares reserved for issuance under the Stock Option Plan is subject to anti-dilution provisions for stock splits, stock dividends and similar events. If an option granted under the Stock Option Plan expires or terminates, or an Award is forfeited, the shares subject to any unexercised portion of such option or Award will again become available for the issuance of further options or Awards under the Stock Option Plan.

  Under the Stock Option Plan, the Company may make loans available to stock option holders, subject to the Committee's approval, in connection with the exercise of stock options granted under the Stock Option Plan. If shares of Common Stock are pledged as collateral for such indebtedness, such shares may be returned to the Company in satisfaction of such indebtedness. If so returned, such shares shall again be available for issuance in connection with future stock options and Awards under the Stock Option Plan.

  Unless previously terminated by the Board of Directors, no options or Awards may be granted under the Stock Option Plan after November 18, 2007, the date that is ten years after the effective date of the Company's initial public offering.

  Options granted under the Stock Option Plan will become exercisable according to the terms of the grant made by the Committee. Awards will be subject to the terms and restrictions of the Award made by the Committee. The Committee has discretionary authority to select participants from among eligible persons and to determine at the time whether an option or Award will be granted and, in the case of options, whether it is intended to be an ISO or an NQSO, and when and in what increments shares covered by the option may be purchased.

  Under current law, ISOs may not be granted to any individual who is not an officer or employee of the Company or any subsidiary.

  The exercise price of any option granted under the Stock Option Plan is payable in full (1) in cash, (2) by surrender of shares of the Company's Common Stock already owned by the option holder having a market value equal to the aggregate exercise price of all shares to be purchased including, in the case of the exercise of NQSOs, restricted stock subject to an Award under the Stock Option Plan, (3) by cancellation of indebtedness owed by the Company to the optionholder, (4) by a full recourse promissory note executed by the optionholder, or (5) by any combination of the foregoing. The terms of any promissory note may be changed from time to time by the Board of Directors to comply with applicable regulations of the Internal Revenue Service or Securities and Exchange Commission or other relevant pronouncements.

  The Board of Directors may from time to time revise the Stock Option Plan or may suspend or discontinue the plan at any time. However, no such revision or amendment may impair the rights of any participant under any outstanding option or Award without such participant's consent or may, without stockholder approval, increase the number of shares subject to the Stock Option Plan or decrease the exercise price of a stock option to less than 100% of fair market on the date of grant (with the exception of adjustments resulting from changes in capitalization), materially modify the class of participants eligible to receive options or Awards under the Stock Option Plan, materially increase the benefits accruing to participants under the Stock Option Plan or extend the maximum option term under the Stock Option Plan.

EMPLOYMENT AGREEMENT

  In November 1997, the Company and Mr. Knyal entered into a five-year employment agreement terminating on October 31, 2002 pursuant to which Mr. Knyal agreed to act as the President and Chief Executive Officer of the Company for an annual base salary of $400,000, an annual bonus of not less than $82,000 and not to exceed $682,000, and customary benefits. Commencing June 1998, an amount of $82,000 per year will be deducted from the bonus payable to Mr. Knyal in order to repay certain amounts owed by Mr. Knyal to the Company, pursuant to the terms of a promissory note. If Mr. Knyal's employment is terminated by the Company without cause or by Mr. Knyal for good reason (meaning the Company's uncured breach of any material term of the agreement, the removal of Mr. Knyal as Chief Executive Officer (other than for cause) or any diminution by the Company of Mr. Knyal's powers, duties or authority), Mr. Knyal would be paid his annual salary and provided with all customary benefits through October 31, 2002. In addition, in such event, FLRT, Inc. a stockholder of the Company of which Mr. Knyal owns an 85% beneficial interest, would have registration rights similar to those granted to ICII under the ICII Registration Rights Agreement described herein under "Certain Transactions," without volume limitations.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Prior to 1997, Mr. Snavely served on ICII's compensation committee and Messrs. Graziadio and Lerner are currently members of the ICII's compensation committee. None of the executive officers of the Company has served on the Board of Directors or on the compensation committee of any other entity which had officers who served on the Company's Board of Directors or on the Company's Compensation Committee.

                     REPORT OF THE COMPENSATION COMMITTEE

  The Company's Compensation Committee was established in November 1997 and currently consists of Messrs. Snavely, Graziadio, Loughlin and Martin. The Compensation Committee sets and administers the policies governing the Company's compensation program, including incentive and stock option plans. The Company participates in studies and surveys of compensation practices for comparable companies in similar industries. The Committee considers these studies and surveys in determining base salary, bonus and long-term stock-based compensation. The Committee discusses and considers executive compensation matters and makes its decisions, subject to review by the Company's Board of Directors. Prior to the establishment of the Committee, compensation decisions with regard to the Company's executive officers were made by the Board of Managers of Franchise Mortgage LLC.

  The Company's compensation policies are structured to link the compensation of the Chief Executive Officer, Executive Vice Presidents and other executives of the Company with corporate performance. Through the establishment of short- and long-term compensation programs, the Company has attempted to align the financial interests of its executives with the results of the Company's performance, which is designed to put the Company in a competitive position regarding executive compensation and also to ensure corporate performance, which will enhance stockholder value.

  The Company's executive compensation philosophy is to set base salary at a market rate and then to provide performance-based variable compensation which allows total compensation to fluctuate according to the Company's earnings as well as value received by stockholders. Targeted levels of executive compensation are set at levels that the Committee believes to be consistent with others in the Company's industry, with such compensation increasingly weighted towards programs contingent upon the Company's level of annual and long-term performance. As a result, the Named Executive Officers' actual compensation levels in any particular year may be above or below those of the Company's competitors, depending upon the Company's performance.

  Section 162(m) of the Internal Revenue Code limits the Company's tax deduction for compensation paid to any one of the five most highly compensated executive officers in excess of $1,000,000, unless such compensation was based upon attainment of pre-established, objective performance goals, the Compensation Committee consists only of "outside directors" as defined for purposes of Section 162(m), and such performance-based compensation has been approved by stockholders. All of the members of the Compensation Committee qualify as "outside directors." The Committee will review the Company's existing compensation program to determine the deductibility of future compensation paid or awarded pursuant thereto and will seek guidance with respect to changes to the Company's existing compensation program that will enable the Company to continue to attract and retain key individuals while optimizing the deductibility to the Company of amounts paid as compensation.

  The Committee believes that its overall executive compensation program should be successful in providing competitive compensation appropriate to attract and retain highly qualified executives and also to encourage increased performance from the executive group which will create added stockholder value.

                                          COMPENSATION COMMITTEE:
                                            H. Wayne Snavely
                                            G. Louis Graziadio, III
                                            Richard J. Loughlin
                                            John E. Martin

                         STOCK PRICE PERFORMANCE GRAPH

  The following Performance Graph compares the Company's cumulative return on its Common Stock (i.e., change in price plus reinvestment of dividends) with the Standard & Poor's 500 Index and a peer group index of companies engaged in the Company's business focus (consisting of Conti Financial Corp., Franchise Finance Corporation of America, Captec Net Lease Realty and Sirrom Capital Corp.) (the "Peer Group Index"). The Performance Graph assumes that $100 was invested on November 18, 1997 (the date of the Company's initial public offering) in each of the Common Stock, the Standard & Poor's 500 Index and the Peer Group Index. The stock price performance shown in this graph is not necessarily indicative of and is not intended to suggest future stock price performance.

Measurement Period                             S&P
(Two Months Covered)           FMAC         500 INDEX    PEER GROUP
--------------------         ----------     ---------    ----------
Measurement Pt-
11/19/97                     $100.00        $100.00      $100.00
11/26/97                     $ 88.89        $100.75      $ 97.91
12/03/97                     $ 81.59        $103.41      $100.47
12/10/97                     $ 86.98        $102.67      $ 99.73
12/17/97                     $ 81.90        $102.22      $ 97.78
12/24/97                     $ 85.40        $ 98.74      $ 97.91
12/31/97                     $ 93.33        $102.74      $102.83

                              SECURITY OWNERSHIP

PRINCIPAL STOCKHOLDERS AND OWNERSHIP BY MANAGEMENT

  As of May 15, 1998, there were 28,715,625 shares of the Company's Common Stock outstanding. The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of May 15, 1998, by (i) each director of the Company, (ii) each of the Named Executive Officers of the Company, (iii) each person who is known to the Company to beneficially own more than 5% of the Company's Common Stock, and (iv) all directors and executive officers of the Company as a group.

                                                           AMOUNT AND
                                                           NATURE OF
                                                           BENEFICIAL PERCENT
   BENEFICIAL OWNER                                        OWNERSHIP  OF CLASS
   ----------------                                        ---------- --------
   Imperial Credit Industries, Inc.(1).................... 11,023,492   38.4%
   FLRT, Inc.(2)..........................................  6,192,133   21.6
   Wayne L. Knyal(3)(4)...................................  5,263,313   18.3
   John W. Rinaldi(3).....................................        --     --
   Thomas Kaplan(3).......................................        --     --
   Raedelle Walker(3).....................................        --     --
   Thomas J. Shaughnessy(3)(5)............................        --     --
   H. Wayne Snavely(3)....................................        --     --
   G. Louis Graziadio, III(3).............................        --     --
   Perry A. Lerner(3).....................................        --     --
   Michael L. Matkins(3)..................................        --     --
   Ronald V. Davis(3).....................................        --     --
   John E. Martin(3)......................................        --     --
   Richard J. Loughlin(3).................................        --     --
   All Directors and Officers as a Group(12 Per-
    sons)(3)(5)...........................................  5,263,313   18.3

--------
(1) Imperial Credit Industries, Inc. may be reached at 23550 Hawthorne Boulevard, Building One, Suite 110, Torrance, California, 90505.
(2) FLRT, Inc. may be reached through the Company at 1888 Century Park East, Third Floor, Los Angeles, California, 90067.
(3) Franchise Mortgage Acceptance Company and each of such persons may be reached at 1888 Century Park East, Third Floor, Los Angeles, California, 90067.
(4) Wayne L. Knyal is deemed to beneficially own 85% of the shares of the Company's Common Stock held by FLRT, Inc.
(5) Effective April 8, 1997, Mr. Shaughnessy resigned as an officer of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Under Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company's Directors, officers and persons holding more than 10% of the Company's Common Stock are required to file forms reporting their beneficial ownership of the Company's Common Stock and subsequent changes in that ownership with the Securities and Exchange Commission. Such persons are also required to furnish the Company copies of the forms so filed. Based solely upon a review of copies of such forms filed with the Company, the Company believes that during 1997 its officers and Directors complied with the Section 16(a) filing requirements.

                             CERTAIN TRANSACTIONS

THE REORGANIZATION

  The Company's predecessor, FLRT, Inc. (formerly Franchise Mortgage Acceptance Corporation), was incorporated by Wayne L. Knyal as a California corporation in April 1991 and was wholly owned by him at that time. FLRT, Inc. and certain individuals formed a limited partnership for the purpose of originating and securitizing franchise loans. As the general partner of such limited partnership, FLRT, Inc. owned the sole rights to service such loans (the "FLRT Servicing Contracts"). In March 1993, Mr. Knyal entered into a joint venture with Greenwich Capital Financial Products, Inc. ("Greenwich") pursuant to which Mr. Knyal became the president of the Franchise Mortgage Acceptance Company division (the "FMAC Division") of Greenwich. Between March 1993 and June 1995, the Company originated and securitized franchise loans through the FMAC Division. FLRT, Inc., however, retained all rights to the FLRT Servicing Contracts.

  On June 30, 1995, Imperial Credit Industries, Inc. ("ICII") acquired from Greenwich certain assets of the FMAC Division, including all of Greenwich's rights under certain servicing contracts entered into by the FMAC Division (the "FMAC Servicing Contracts") and a $410,000 obligation owed by Mr. Knyal to Greenwich. The FMAC Servicing Contracts pertain to the servicing of franchise loans that were previously securitized by Greenwich through the FMAC Division and other franchise loans owned by Greenwich and not yet securitized. Concurrent with the closing of the transactions described above, ICII entered into an operating agreement with Mr. Knyal for the formation of Franchise Acceptance Mortgage Company LLC ("Franchise Mortgage LLC"). In connection with the acquisition, Franchise Mortgage LLC or its affiliates assumed certain liabilities related to the FMAC Servicing Contracts and Greenwich agreed to act as Franchise Mortgage LLC's exclusive agent in connection with the securitization of franchise loans for a period of 24 months.

  Franchise Mortgage LLC was formed to originate, securitize and service franchise loans. Under the terms of the Company's operating agreement, in exchange for a 66.7% ownership interest in Franchise Mortgage LLC, ICII was obligated to contribute to Franchise Mortgage LLC $1.3 million in cash and all of the assets purchased from Greenwich. In exchange for a 33.3% ownership interest in Franchise Mortgage LLC, Knyal caused FLRT, Inc., to contribute to Franchise Mortgage LLC all of its rights under the FLRT Servicing Contracts.

  Immediately prior to the date of the Company's initial public offering on November 18, 1997 (the "Effective Date"), Franchise Mortgage LLC merged into the Company, which had been recently formed for the purpose of succeeding to the business of Franchise Mortgage LLC (the "Reorganization"). As a result of the Reorganization, the historical financial statements of Franchise Mortgage LLC became those of the Company. Immediately prior to the Company's initial public offering, ICII and FLRT, Inc. owned 66.7% and 33.3%, respectively, of the Company's Common Stock. Immediately following the Company's initial public offering, ICII and FLRT, Inc. owned 41.2% and 22.9%, respectively, of the Company's Common Stock. Mr. Knyal currently beneficially owns 85% of the Common Stock of the Company held by FLRT, Inc.

  From July 1, 1995 until its merger with the Company in November 1997, Franchise Mortgage LLC was treated as a partnership for federal and state income tax purposes. As a result, it was not subject to federal or state income taxation. The former members of Franchise Mortgage LLC (ICII and FLRT, Inc.) are liable for individual federal and state income taxes on their allocated portions of Franchise Mortgage LLC's taxable income. The Company has agreed to indemnify each of ICII and FLRT, Inc. for any federal or state income taxes, including penalties and interest thereon, imposed by any taxing authority with respect to, for, or fairly attributable to the operations of Franchise Mortgage LLC for the period from July 1, 1995 through the Effective Date. Notwithstanding the foregoing, each of ICII and FLRT, Inc. has agreed to indemnify the Company for all taxes, including penalties and interest thereon, resulting from any determination made by a taxing authority that Franchise Mortgage LLC should be determined for tax purposes to be an association taxable as a corporation and only to the extent that such taxes pertain to the income of Franchise Mortgage LLC as originally reported on its income tax return for the period in question and solely to the extent of any distributions made by Franchise Mortgage LLC to ICII and FLRT, Inc.

ARRANGEMENTS WITH ICII AND ITS AFFILIATES

  The Company and ICII have entered into agreements for the purpose of defining their ongoing relationships. The agreements have been developed in the context of a parent/subsidiary relationship and therefore are not the result of arm's-length negotiations between independent parties. It is the intention of the Company and ICII that such agreements and the transactions provided for therein, taken as a whole, are fair to both parties, while continuing certain mutually beneficial arrangements. However, there can be no assurance that each of such agreements, or the transactions provided for therein, have been effected on terms at least as favorable to the Company as could have been obtained from unaffiliated parties.

  Additional or modified arrangements and transactions may be entered into by the Company, ICII and their respective subsidiaries. Any such future arrangements and transactions will be determined through negotiation between the Company and ICII, and it is possible that conflicts of interest will be involved. All transactions by and between the Company and ICII must be approved by a majority of the disinterested directors of the Company.

  Following is a summary of certain arrangements and transactions between the Company and ICII. Unless the context indicates otherwise, all references herein to the Company refer to Franchise Mortgage Acceptance Company and its predecessor entities, including Franchise Mortgage LLC.

 Services Agreement

  The Company and ICII entered into a services agreement effective as of the Effective Date (the "Services Agreement") under which ICII provides human resource administration, securitization capability and certain accounting functions to the Company.

  ICII charges fees for each of the above services which it provides under the Services Agreement at a rate equal to $100 per month per employee employed by the Company at the end of each month. The Services Agreement has an initial term that ends one year from the Effective Date and is renewable annually thereafter. The Company may terminate the Services Agreement, in whole or in part, upon one month's written notice. As part of the services to be provided under the Services Agreement, ICII provides the Company with insurance coverage and self insurance programs, including health insurance. The charge to the Company for insurance coverage is based upon a pro rata portion of the costs to ICII of the various policies. ICII's total insurance expense is allocated among ICII and its subsidiaries based on the number of employees at each entity. The expense is annualized and charged to each entity monthly. Management believes that the terms of the Services Agreement are as favorable to the Company as could be obtained from independent third parties.

 ICII Registration Rights Agreement

  The Company has entered into a registration rights agreement with ICII (the "ICII Registration Rights Agreement") pursuant to which the Company has agreed to file one or more registration statements under the Securities Act of 1933, as amended, in the future for shares of the Company held by ICII, subject to certain conditions set forth therein. Pursuant to the ICII Registration Rights Agreement, the Company will use its reasonable efforts to cause such registration statements to be kept continuously effective for the public sale from time to time of the shares of the Company held by ICII. Also, under the ICII Registration Rights Agreement, FLRT, Inc. has certain piggyback registration rights with respect to a demand registration statement initiated by ICII concerning shares of the Company's Common Stock held by ICII; provided however than for a period of three years following the Effective Date, FLRT, Inc. is limited in the amount of shares of the Company's Common Stock it can sell to that amount authorized pursuant to Rule 144. Thereafter, or in the event that Mr. Knyal's employment is terminated by the Company without cause or by Mr. Knyal for good reason (as defined in his employment agreement), FLRT, Inc. shall have registration rights similar to those granted to ICII under the ICII Registration Rights Agreement without volume limitations.

 Transactions Involving Southern Pacific Bank

  At December 31, 1995, the Company had a net receivable of principal and interest on loans from Southern Pacific Bank ("SPB"), ICII's wholly owned subsidiary, of $579,000. In July 1995, the Company sold approximately $3.8 million of servicing rights to SPB, resulting in a gain of $31,000. The Company also had a receivable from ICII of $924,000 bearing interest at 10.4% as of December 31, 1995 and a payable of $526,000 relating to ICII's residual interest in the Franchise Loan Receivables Trust 1995-B.

  The Company previously provided subservicing on a contractual basis for servicing rights on certain loans originated by the Company's predecessor and sold to SPB. At September 30, 1997 and December 31, 1996 and 1995, there was approximately $0 million, $183 million and $262 million, respectively, of loans outstanding underlying this subservicing arrangement. On December 31, 1997, ICII purchased these servicing rights from the Company for approximately $2.2 million and immediately sold them to SPB for the same consideration.

  The Company purchased $55.3 million in loans at a $6.0 million premium from SPB on December 29, 1995. These loans had originally been purchased by SPB from Greenwich on November 30, 1995. The Company purchased $15.5 million in loans at par value from SPB on June 26, 1997. These loans were purchased by SPB from the Company in 1996 and 1997.

  The Company also has a master purchase and sale agreement with SPB to originate loans for SPB under mutual agreement, and subject to SPB underwriting each such loan prior to sale of such loans. Under this agreement, the Company also has the ability to repurchase loans, under mutual agreement with SPB. There is no specified commitment by either party, and each individual sale is negotiated separately as to pricing. This agreement has no expiration date. At December 31, 1997, loans originated for SPB (and not repurchased), totaled approximately $104.3 million. The Company does not expect to originate a significant volume of loans for SPB under this arrangement in the future.

 Borrowings and Guarantees

  At December 31, 1997 and 1996, the Company had borrowings from ICII outstanding of $0 million and $17.7 million, respectively. The Company paid interest at 12% on the outstanding balances. Franchise Mortgage LLC made a final distribution of $3.0 million immediately prior to the Effective Date. Such payment was funded with a short-term loan from ICII which was repaid with a portion of the proceeds from the Company's initial public offering.

  The Company, among other subsidiaries of ICII, jointly and severally and fully and unconditionally guaranteed ICII's $200 million 9.875% senior notes due January 15, 2007 and $70 million liquidation amount of remarketed par securities. Such guarantee terminated upon the Effective Date.

  In consideration of ICII's guarantee of the Company's warehouse lines of credit outstanding at December 31, 1997, the Company pays to ICII monthly a fee equal to 15 basis points on the Company's outstanding commitment amounts covered by such guarantee. For the year ended December 31, 1997 and the year ended December 31, 1996, the amount of such guarantee fees was $555,000 and $0, respectively.

  During 1997, ICII guaranteed the Company's lease obligations for its executive and administrative offices located in Los Angeles, and Greenwich, Connecticut. The parties to the leases negotiated a release of such guarantees and ICII will not guarantee any of the Company's future leases.

  From July 1, 1995 until its merger with the Company in November 1997, Franchise Mortgage LLC was treated as a partnership for federal and state income tax purposes. As a result, it was not subject to federal or state income taxation. The members of Franchise Mortgage LLC (ICII and FLRT, Inc.) are liable for individual federal and state income taxes on their allocated portions of Franchise Mortgage LLC's taxable income. The Company has agreed to indemnify each of ICII and FLRT, Inc. for any federal or state income taxes, including penalties and interest thereon, imposed by any taxing authority with respect to, for, or fairly attributable to the operations of Franchise Mortgage LLC for the period from July 1, 1995 through the Effective Date. Notwithstanding the foregoing, each of ICII and FLRT, Inc. has agreed to indemnify the Company for all taxes, including penalties and interest thereon, resulting from any determination made by a taxing authority that Franchise Mortgage LLC should be determined for tax purposes to be an association taxable as a corporation and only to the extent that such taxes pertain to the income of Franchise Mortgage LLC as originally reported on its income tax return for the period in question and solely to the extent of any distributions made by Franchise Mortgage LLC to ICII and FLRT, Inc.

 ICII Options Granted to Executive Officers and Key Employees

  In April 1996, ICII granted incentive stock options to purchase 25,000 shares of ICII common stock to each of Messrs. Shaughnessy and Rinaldi and incentive stock options to purchase 10,000 shares of ICII common stock to Brian V. Farren, a Senior Vice President of the Company. In December 1995 and July 1996, ICII granted Raedelle A. Walker incentive stock options to purchase an aggregate of 30,000 shares of ICII common stock. The exercise price of all such options was the fair market value of ICII common stock at the time of the grants and the number of shares subject to options granted by ICII as described herein have been adjusted to reflect stock splits.

OTHER MATTERS

  In the ordinary course of business, the Company has conducted transactions with certain of its officers and directors and with affiliated companies and entities. All such transactions are conducted at "arm's length" in accordance with the Company's policies.

 Equity Investments

  Franchise Equity Fund L.L.C. The Company, ICII and Mr. Knyal are parties to an Operating Agreement, dated April 1, 1996, pursuant to which such parties organized Franchise Equity Fund L.L.C., a Delaware limited liability company ("FEF LLC"), for the purpose of making equity investments in franchisees of PepsiCo related businesses. The Company owns a 99% membership interest in, and is the manager of FEF LLC. ICII and Mr. Knyal own 0.67% and 0.33% membership interests, respectively, in FEF LLC.

  In June 1996, FEF LLC, Mr. Knyal and certain other investors entered into an agreement to organize five limited partnerships in New Jersey and Pennsylvania (the "Summerwood Partnerships") for the purpose of acquiring and operating 68 Taco Bell and KFC restaurant units. FEF LLC made a loan of $2.0 million to the Summerwood Partnerships in exchange for warrants to purchase a 40% limited partner interest in each of the Summerwood Partnerships. In December 1996, FEF LLC exercised the warrants in full, the $2.0 million loan was converted into capital contributions and FEF LLC acquired a 40% limited partner interest in each of the Summerwood Partnerships. Under certain circumstances, the general partner of the Summerwood Partnerships may require FEF LLC to make additional loans or capital contributions to the Summerwood Partnerships in the aggregate amount of $2.0 million until the third anniversary of the acquisition. The other investors have certain rights to purchase FEF LLC's limited partner interest after the fifth anniversary of the acquisition, and FEF LLC has certain rights to sell its limited partner interest to the other investors after the seventh anniversary of the acquisition. In addition, pursuant to the terms of the agreement, Mr. Knyal is required to personally guarantee any obligations of the Summerwood Partnerships that the limited partners of such partnerships are required to personally guarantee. In connection with the acquisition, the Company made 58 loans to the Summerwood Partnerships in the initial aggregate amount of $40.6 million. The loans bear interest at annual rates ranging from 9.19% to 10.8% and are due on dates ranging from July 2003 to July 2011. At December 31, 1997, the outstanding balance of such loans was $39.3 million.

  In November 1996, FEF LLC and certain other investors organized Restaurant Management of Carolina, L.P., a Delaware limited partnership ("Restaurant Management LP"), for the purpose of acquiring and operating 37 Taco Bell restaurant units. FEF LLC made an initial capital contribution of $3.0 million ($2.0 million of which has been repaid to FEF LLC) to, and owns a 32.5% limited partner interest in, Restaurant Management LP. Under certain circumstances, the general partner may require FEF LLC to make additional capital contributions to Restaurant Management LP in the aggregate amount of $2.0 million until the third anniversary of the acquisition. The purchase price for the units was funded in part through 27 loans from the Company in the initial aggregate amount of $23.2 million. The loans bear interest at annual rates ranging from 9.19% to 10.0% and are due on dates ranging from June 1998 to December 2011. At December 31, 1997, the outstanding balance of such loans was $22.6 million. The other investors have certain rights to purchase FEF LLC's limited partner interest after the fifth anniversary of the acquisition, and FEF LLC has certain rights to sell its limited partner interest to the other investors after the seventh anniversary of the acquisition. In addition, in March and August 1996, prior to the acquisition, the Company made 15 loans to certain affiliates of Restaurant Management LP in the initial aggregate amount of $9.9 million. The loans bear interest at annual rates ranging from 10.25% to 10.45%. At December 31, 1997, the outstanding balance of such loans was $9.4 million.

  In December 1996, FEF LLC and certain other investors organized Family Eats Limited Partnership, a Delaware limited partnership ("Family Eats LP"), for the purpose of acquiring and operating 19 Taco Bell units. FEF LLC made a capital contribution of $1.45 million to, and owns a 49% limited partner interest in, Family Eats LP. Under certain circumstances, the general partner may require FEF LLC to make additional capital contributions to Family Eats LP in the aggregate amount of $1.55 million until the third anniversary of the acquisition. The purchase price for the units was funded in part through 18 loans from Franchise Mortgage LLC in the initial aggregate amount of $10.1 million. The loans bear interest at annual rates ranging from 9.69% to 10.25% and are due on dates ranging from July 1998 to October 2012. At December 31, 1997, the outstanding balance of such loans was $10.0 million. The other investors have certain rights to purchase FEF LLC's limited partner interest after the fifth anniversary of the acquisition, and FEF LLC has certain rights to sell its limited partner interest to the other investors after the seventh anniversary of the acquisition.

  CVB, LLC. The Company, ICII and Mr. Knyal are parties to an Operating Agreement, dated February 6, 1997, pursuant to which such parties organized CVB, L.L.C., a Delaware limited liability company ("CVB LLC"), for the purpose of making equity investments in franchisees of Church's Chicken units. The Company owns a 99% membership interest in, and is the manager of, CVB LLC. ICII and Knyal own 0.67% and 0.33% membership interests, respectively, in CVB LLC.

  In April 1997, CVB LLC and another investor organized Atlanta Franchise Development Company, LLC, a Delaware limited liability company ("Atlanta Franchise LLC"), for the purpose of acquiring and operating 100 Church's Chicken units. CVB LLC made a nominal capital contribution to, and owns a 40% membership interest in, Atlanta Franchise LLC. The purchase price for the units was funded in part through 72 loans from Franchise Mortgage LLC in the initial aggregate amount of $25.1 million. The loans bear interest at an annual rate of 11.72% and are due in April 2012. At December 31, 1997, the outstanding balance of such loans was $24.7 million.

  The other investor has certain rights to purchase CVB LLC's membership interest after the fifth anniversary of the acquisition, and CVB LLC has certain rights to sell its membership interest to Atlanta Franchise LLC after the seventh anniversary of the acquisition.

  HNN Equity, L.L.C. The Company and ICII are parties to an Operating Agreement, dated March 27, 1997, pursuant to which such parties organized HNN Equity, L.L.C., a Delaware limited liability company ("HNN Equity LLC"), for the purpose of making an equity investment in Hot N Now, L.L.C., a Delaware limited liability company ("Hot 'N Now LLC"). The Company and ICII each own a 50% membership interest in, and share joint management of, HNN Equity LLC. In April 1997, HNN Equity LLC and Davis/HNN, L.L.C. ("Davis/HNN LLC"), a limited liability company principally owned by Ronald V. Davis, a director of the Company, organized Hot 'N Now LLC under the laws of the state of Delaware for the purpose of acquiring all franchisor and tradename rights to a quick service restaurant concept named "Hot 'N Now" as well as acquiring and operating 36 Not 'N Now units. HNN Equity LLC owns a 40% membership interest in Hot 'N Now LLC.

  Davis/HNN LLC owns a 60% membership interest in, and is the manager of, Hot 'N Now LLC. The purchase price for the Units was $2.0 million and was funded through a capital contribution of $ 1.5 million by Davis/HNN LLC and a loan of $600,000 from Davis/HNN LLC. The loan bears interest at an annual rate of 8% and is payable out of distributable cash from the operations of Hot 'N Now LLC. Mr. Davis is the Chief Executive Officer of Hot 'N Now LLC and Davis/HNN LLC is entitled to an annual base fee of $60,000 per year in its capacity as manager of Hot 'N Now LLC. The manager may require the members to make additional capital contributions to Hot 'N Now LLC to satisfy the obligations of Hot 'N Now LLC to make rent payments under real estate leases for 19 units. Such obligations are also guaranteed by ICII.

  PRG Equity, L.L.C. On April 14, 1997, the Company organized PRG Equity, L.L.C., a Delaware limited liability company ("PRO Equity LLC"), for the purpose of making an equity investment in Pate Restaurant Enterprises, Ltd., a Florida limited partnership which owns and operates seven Hardee's units ("Pate Restaurant LP"). The Company owns all of the membership interests in and manages PRG Equity LLC. In April 1997, Franchise Mortgage LLC made seven loans to Pate Restaurant LP in the initial aggregate amount of $3.5 million. In connection with such loans, PRG Equity LLC acquired a 40% limited partner interest in Pate Restaurant LP. The loans bear interest at annual rates ranging from 9.94% to 10.79% and are due on dates ranging from November 1998 to May 2012. At December 31, 1997, the outstanding balance of such loans was $3.4 million. The other investors in Pate Restaurant LP have certain rights to purchase PRG Equity LLC's limited partner interest after the seventh anniversary of the acquisition, and PRG Equity LLC has certain rights to sell its limited partner interest to the other investors after the seventh anniversary of the acquisition.

 Certain Loans

  In connection with the purchase of certain of the assets and liabilities of the FMAC Division from Greenwich in June 1995, the Company assumed as a receivable a $410,000 unsecured non-interest bearing note made by Mr. Knyal in favor of Greenwich. The note was restructured in August 1997 to be payable in five annual installments of $82,000 commencing June 30, 1998 out of the bonus due to Mr. Knyal under his new employment agreement with the Company.

  On July 15, 1997 the Company loaned Kevin T. Burke $170,000 for the purposes of assisting Mr. Burke to purchase a home. The loan is evidenced by a promissory note executed by Mr. Burke in favor of the Company that bears interest at an annual rate of 8% and is payable in one installment on December 31, 1998.

  On October 24, 1997 the Company loaned Donald Hakes $150,000 for the purposes of assisting Mr. Hakes to purchase a home. The loan is evidenced by a promissory note executed by Mr. Hakes in favor of the Company that bears interest at an annual rate of 8%. On March 17, 1998, this loan was increased to $170,000 and is payable in one installment on December 31, 1998.

 Other Matters

  Michael L. Matkins, a Director of the Company, is a partner in the law firm Allen, Matkins, Leck, Gamble & Mallory LLP, which provides legal services to the Company.

       RATIFICATION OF KPMG PEAT MARWICK LLP AS INDEPENDENT ACCOUNTANTS

  The Board of Directors, with the concurrence of the Audit Committee, has selected KPMG Peat Marwick LLP ("KPMG") to audit the accounts of the Company for its fiscal year ending December 31, 1998. The Company has been advised by KPMG that the firm has no relationship with the Company or its subsidiaries or affiliates other than that arising from the firm's engagement as auditors, tax advisors, and consultants. If the selection of KPMG is not ratified by the affirmative vote of at least a majority of the shares casting votes on the matter at the meeting, or if prior to the Annual Meeting, KPMG should decline to act or otherwise become incapable of acting, or if its employment should be otherwise discontinued by the Board of Directors, then in any such case the Board of Directors will appoint other independent auditors whose employment for any period subsequent to the 1998 Annual Meeting will be subject to ratification by the stockholders at the 1999 Annual Meeting. A representative of KPMG will be present at the Annual Meeting and will be available to make a statement, if he or she so desires, and to respond to appropriate questions.

                                 OTHER MATTERS

  Management of the Company knows of no matters other than those referred to above to be voted upon at the Annual Meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on such matters.

                                 MISCELLANEOUS

  The Company will bear the expense of this proxy solicitation. Directors officers and employees of the Company may solicit proxies by telephone or in person (but will receive no additional compensation for such solicitation). In addition, brokerage firms and other custodians, nominees and fiduciaries will be requested to forward the soliciting material to beneficial owners and to obtain authorization for the execution of proxies, and the Company will reimburse such brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of Common Stock of the Company.

                                 ANNUAL REPORT

  A copy of the Annual Report of the Company for the year ended December 31, 1997, including financial statements for the year then ended, is transmitted herewith.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

  Proposals of stockholders for consideration at the 1999 Annual Meeting of Stockholders must be received by the Company no later than the close of business on January 20, 1999, in order to be included in the Company's proxy statement and proxy relating to that meeting.

                                          By Order of the Board of Directors

                                          /s/ Raedelle Walker
                                          Raedelle Walker
                                          Secretary

Dated: May 25, 1998

                 FRANCHISE MORTGAGE ACCEPTANCE COMPANY

       PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON JUNE 16, 1998
      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Wayne L. Knyal and Raedelle Walker, or either of them, each with full power of substitution, as proxies of the undersigned to attend and act for the undersigned at the Annual Meeting of Stockholders of Franchise Mortgage Acceptance Company, a Delaware corporation, to be held at the Century Plaza Hotel, 2025 Avenue of the Stars, Los Angeles, California 90067 on Tuesday, June 16, 1998 at 10:00 a.m., Pacific Time.

  1.  Election of Directors.                [_] FOR all nominees listed below                     [_] WITHHOLD AUTHORITY
                                            (except as marked to the contrary below)
                                            to vote for all the nominees listed below

             H. Wayne Snavely . Wayne L. Knyal . Ronald V. Davis
                   G. Louis Graziadio, III . Perry A. Lerner
           Richard J. Loughlin . John E. Martin . Michael L. Matkins

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
             WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW
     ---------------------------------------------------------------------------
  2. To ratify the appointment of KPMG Peat Marwick LLP as independent accountants for the year ending December 31, 1998.

     The Board of Directors recommends a vote FOR.
     [_] FOR                    [_] AGAINST                          [_] ABSTAIN

  3. In their discretion, upon any and all such other matters as may properly come before the meeting or any adjournment or postponement thereof.

  THIS PROXY WILL BE VOTED AS SPECIFIED, OR, IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR THE EIGHT NOMINEES FOR ELECTION AND FOR PROPOSALS 2 AND 3. (Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

                                                   _________________, 1998
                                                   Date

                                                   -----------------------
                                                   Signature

                                                   -----------------------
                                                   Signature, if held
                                                   jointly

    STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN, AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES